                                                                    Exhibit 99.4

                              GO.COM SAVINGS AND
                                INVESTMENT PLAN
                            (FORMERLY THE INFOSEEK
                           CORPORATION 401(K) PLAN)

                        REPORT ON FINANCIAL STATEMENTS

                          DECEMBER 31, 2000 AND 1999

                      GO.COM SAVINGS AND INVESTMENT PLAN

                         INDEX TO FINANCIAL STATEMENTS

                          DECEMBER 31, 2000 AND 1999

Page
----
Report of Independent Accountants                                           F-2

Financial Statements:

   Statements of Net Assets Available for Benefits as of
     December 31, 2000 and 1999                                             F-3

   Statement of Changes in Net Assets Available for Benefits
     For the year ended December 31, 2000                                   F-4

   Notes to Financial Statements                                            F-5


Other schedules required by the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------



To the Participants and Plan Administrator of the GO.com Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the GO.com Savings and Investment Plan (formerly the Infoseek Corporation 401(k) Plan, the "Plan") at December 31, 2000 and 1999, and the changes in net assets available for benefits for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



June 28, 2001

                      GO.COM SAVINGS AND INVESTMENT PLAN

                STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                                (In thousands)

                                                               December 31,
                                                            ------------------
                                                              2000       1999
                                                            -------    -------
Assets
  Investments in master trust***:
    At fair value:
      The Walt Disney Company Common Stock Fund*            $ 2,470   $     -
      The GO.com Common Stock Fund**                            791       559
      Shares of registered investment companies:
        Fidelity Magellan Fund*                               5,013     1,446
        PIMCO Total Return Fund                                 283         -
        Fidelity Growth & Income Portfolio Fund*              6,334         -
        Sequoia Fund*                                         1,943         -
        Fidelity Diversified International Fund*              1,514         -
        Putnam New Opportunities Fund*                        5,647         -
        Fidelity Asset Manager Fund                              24         -
        Fidelity US Equity Index Pool                            74         -
        Fidelity Retirement Money Market Portfolio Fund       1,136         -
        MAS Small Cap Value Portfolio-Adviser Class              33         -
        Federated Maximum Capital Fund*                           -     1,323
        Fidelity Advisor Growth Opportunities Fund*               -     1,392
        Gabelli Growth Fund*                                      -     1,060
        Invesco Select Income Fund                                -        61
        Invesco Technology II Fund*                               -     3,524
        Ivy International Fund A                                  -       792
        Lasalle National Income Plus Fund                         -       645
        Massachusetts Investors Trust Fund                        -       676
        MFS Capital Opportunities Fund*                           -     1,358
        MFS Emerging Growth Fund*                                 -     2,280
        MFS Total Return Fund                                     -       393
        Neuberger and Berman Trust Fund                           -       685
        First Trust Money Market Fund                             -        63
      Participant Loans                                         341        85
                                                            -------   -------

      Total investments                                      25,603    16,342
                                                            -------   -------

  Receivables:
    Participants' contributions                                 545       120
    Employer's contribution                                     174       202
                                                            -------   -------

      Total receivables                                         719       322
                                                            -------   -------

  Net assets available for benefits                         $26,322   $16,664
                                                            =======   =======


* Investment balance represents 5% or more of the Plan's net assets available for benefits.

**  Nonparticipant-directed

*** Investments at December 31, 1999 were not included in a master trust. A master trust was established on April 1, 2000 (See Note 8).

    The accompanying notes are an integral part of these financial statements.

                      GO.COM SAVINGS AND INVESTMENT PLAN

           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                (In thousands)

                                                         For the Year Ended
                                                            December 31,
                                                                2000
                                                         ------------------
Additions to net assets attributed to:

 Investment income:
   Dividends                                                  $  2,243
   Interest                                                         17
   Net depreciation in fair value of
     investments                                                (6,225)
                                                              --------

                                                                (3,965)
                                                              --------

 Contributions:
   Participant                                                   7,133
   Employer                                                      1,973
                                                              --------

                                                                 9,106
                                                              --------

 Total additions                                                 5,141
                                                              --------

Deductions from net assets attributed to:

 Benefits paid to participants                                   4,066
 Administrative expenses                                             1
                                                              --------

 Total deductions                                                4,067
                                                              --------

Net increase                                                     1,074

 Transfer of assets from the Disney Salaried Savings
  And Investment Plan (Note 1)                                   8,584
                                                              --------

Net increase including transfer                                  9,658
                                                              --------

Net assets available for benefits:
 Beginning of year                                              16,664
                                                              --------

 End of year                                                  $ 26,322
                                                              ========



  The accompanying notes are an integral part of these financial statements.

                      GO.COM SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS


                        (Tabular dollars in thousands)


1.  Description of the Plan
---------------------------

General

The Infoseek Corporation implemented the Infoseek Corporation 401(k) Plan on January 1, 1996. The Walt Disney Company (the "Company") acquired the Infoseek Corporation on November 17, 1999, and on April 1, 2000, the Company renamed the Infoseek Corporation 401(k) Plan as the GO.com Savings and Investment Plan (the "Plan"). The Plan is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). For further information regarding the Plan, refer to the Summary Plan Description.

Administration of the Plan

Effective April 1, 2000, the Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (the "Committee" or "Plan Administrator") was appointed to administer the Plan, interpret its provisions and resolve all issues arising in the administration of the Plan. Prior to April 1, 2000, the Plan was administered by the Infoseek Corporation.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Institutional Retirement Services Company ("Fidelity" or the "Trustee"). Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of administration. Effective April 1, 2000, Fidelity assumed the role of Trustee from First Trust Corporation (the "Prior Trustee").

Administrative expenses of the Plan, such as benefit plan consultation fees (exclusive of brokerage commissions on the purchase or sale of Company stock) may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

Participation

Prior to April 1, 2000, all full-time employees of the former Infoseek Corporation of at least 18 years of age were eligible to participate in the Plan. Participation in the Plan starting April 1, 2000 became available to all domestic employees of Go.com who are regularly scheduled to work 1,000 hours or more during a year. To be eligible, employees must be age 18 or older and have completed ninety days of employment during which they must also work at least 260 hours.

The Plan accepts direct cash rollovers from other qualified plans regardless of whether the employee has met the ninety day eligibility requirement. However, such funds are not available for hardship distributions or loans until after the employee has met the ninety day eligibility requirement and has become a participant of the Plan.

                      GO.COM SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)



1.  Description of the Plan (continued)
---------------------------------------

Transfer of Assets

During April 2000, $8,584,375 was transferred into the Plan from the Disney Salaried Savings and Investment Plan (a defined contribution plan sponsored by the Company) related to participants who had been previously transferred to the employ of Go.com and its subsidiaries.

Contributions

Participants are permitted to authorize income deferrals in whole percentages, up to 15 percent of their base compensation on a pre-tax basis, through weekly payroll deductions. A participant's total tax-deferred contributions and the Company's matching contributions, in any Plan year, cannot exceed the limits provided under Section 415 of the Code.

Income earned on voluntary contributions is not taxable for Federal income tax purposes until withdrawal.

The Company currently contributes a matching amount equal to 50 percent of the first 6 percent of compensation a participant contributes to the Plan. The Company may make matching contributions either in cash, which is invested exclusively in Go.com common stock, or directly in shares of Go.com common stock and, at its discretion, the Company may change the level of matching contributions or cease making matching contributions. Company matching contributions can then be invested in Company common stock or a combination of Go.com and Company common stock.

Vesting

Participants are fully vested immediately in their own contributions and are fully vested in the Company's matching contributions made to the Plan after they have completed one year of service.

Forfeitures

Nonvested employer contributions are forfeited upon termination and revert to the Company. These amounts are used to reduce future employer contributions.

Prior to April 1, 2000, the employer matching contribution was equal to 50 percent of a participants' pre-tax contributions up to a maximum of $2,000. All such employer contributions were invested in GO.com common stock. Employee contributions were not permitted to be invested in the GO.com company stock. Employer contributions vested over a period of 4 years. Effective April 1, 2000, all participants in the plan became fully vested in all employer contributions made prior to that date.

Investments

Participants may direct the investment of their contributions in any one or more investment funds established for the Plan. Participants may elect to change the investment of their contributions or to transfer all or part of their account balances among the various investment funds. Such elections must be made in 1 percent increments.

                      GO.COM SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)



1.  Description of the Plan (continued)
---------------------------------------

Benefits, Distributions and Withdrawals

A participant's entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Participants' account balances under $5,000 are automatically distributed within 90 days following the participant's severance date. The participant has 60 days following the participant's severance date to elect whether or not to rollover the funds into an IRA or another qualified plan. Prior to April 1, 2000, participants had 90 days to make an election. If no election is made, the funds will be dispersed to the participant less 20 percent for federal withholding tax. Participants with account balances of $5,000 or more may elect a distribution at anytime following termination, before age 65. All amounts must be distributed when the participant reaches age 65.

Under Section 401(k) of the Code, in-service withdrawals of tax-deferred contributions by participants are available only in amounts necessary to satisfy a financial hardship and will be made if the Committee determines that the reason for the hardship complies with applicable requirements under the Code.

Loans

Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All loans made to participants are secured by their accounts with a right of off-set. Voluntary post-tax contributions and any earnings thereon are not available for loans. Participants may borrow up to 50 percent of their account balance not to exceed $50,000 in any consecutive twelve month period. A participant may only have one loan outstanding.

Loans may have a term of up to four years. However, the term can be extended to ten years if the loan is used to acquire or construct a principal residence of the participant. The interest rate on loans is currently prime plus 1 percent.

Plan Amendment or Termination

The Company reserves the right to amend or modify, at any time, the provisions of the Plan. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations, and in the form and manner determined by the Committee, a payment equal to the value of the participant's account at the time of liquidation.

2.  Summary of Significant Accounting Policies
----------------------------------------------

Basis of Accounting

The financial statements of the Plan are prepared using the accrual basis of accounting.

                      GO.COM SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)



2.  Summary of Significant Accounting Policies (continued)
----------------------------------------------------------

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

Contribution Policy

Contributions are recorded in the period during which the Company makes payroll deductions from the employees' earnings. Company contributions are recorded in the same period.

Investment Valuation and Income Recognition

Investments in securities traded on national security exchanges are valued on the basis of the closing price on the last trading day of the year. Investments in commingled funds are valued at the redemption prices established by the Trustee, which are based on the market value of the fund assets. Participant loans are valued at cost which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net Appreciation/Depreciation in Fair Value of Investments

The net appreciation or depreciation in the fair value of investments disclosed in the Statement of Changes in Net Assets Available for Benefits consists of realized gains or losses and unrealized appreciation (depreciation) on investments.

Payment of Benefits

Benefits are recorded when paid.

Recent Accounting Pronouncements

Effective January 1, 2001, the Plan is required to adopt SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. This standard establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. All derivatives are required to be recognized in the statement of net assets available for benefits as either assets or liabilities and measured at fair value. The new standard will not have a material impact on the Plan's financial statements.

3.  Investments
---------------

During 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value as follows:

        Common stock                                   $(2,620)
        Shares of registered investment companies       (3,605)
                                                         -----
                                                       $(6,225)
                                                         =====

                      GO.COM SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


4.  Nonparticipant-Directed Investments
---------------------------------------

Information about the significant components of the changes in net assets relating to the nonparticipant-directed investment (the GO.com Common Stock
Fund) is as follows:

                                                           Year ended
                                                           December 31,
                                                              2000
                                                         ---------------
Changes in Net Assets
     Contributions                                          $  1,867
     Dividends                                                   116
     Net depreciation                                         (1,563)
     Benefits paid to participants                               (86)
     Net transfers to participant-directed investments          (102)
                                                            --------
                                                            $    232
                                                            ========

5.  Income Taxes
----------------

The Company has received an Internal Revenue Service determination letter dated January 18, 1997 stating that the Plan qualifies under Section 401(a) of the Code and is therefore exempt from Federal income tax under Section 501(a) of the Code. The Plan has subsequently been amended and the Company believes that the Plan still qualifies under Section 401(a) of the Code. Since the Plan, as amended, was designed to be qualified under Section 401(a) of the Code, under applicable state law it is also exempt from state income taxes. The Plan Administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Accordingly, no provision for income taxes is made in the accompanying financial statements.

6.  Related Party Transactions
------------------------------

Certain Plan investments are shares of mutual funds managed by Fidelity. Fidelity is the trustee as defined by the Plan, and, therefore, these transactions qualify the Trustee as a party-in-interest for which a statutory exemption exists. Fees paid by the Plan to the Trustee and the Prior Trustee amounted to $1,060 for the year ended December 31, 2000.

                      GO.COM SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)

7.  Reconciliation of Financial Statements to Form 5500
-------------------------------------------------------

The following is a reconciliation of net assets available for benefits according to the financial statements to Form 5500:

                                                             December 31,
                                                        ----------------------
                                                           2000        1999
                                                        ---------    ---------

Net assets available for benefits per the
  financial statements                                  $  26,322    $  16,664
Amounts allocated to withdrawing participants                 (53)          (9)
                                                        ---------    ---------
Net assets available for benefits per Form 5500         $  26,269    $  16,655
                                                        =========    =========

The following is a reconciliation of benefits paid to participants according to the financial statements to Form 5500:

                                                                  Year Ended
                                                                 December 31,
                                                                     2000
                                                                 ------------
Benefits paid to participants per the
  financial statements                                               $ 4,066
Add: Amounts allocated to withdrawing participants
  at December 31, 2000                                                    53
Less: Amounts allocated to withdrawing participants
  at December 31, 1999                                                    (9)
                                                                     -------

Benefits paid to participants per Form 5500                          $ 4,110
                                                                     =======

Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2000 but not yet paid as of that date.

8.  Disney 401(k) Master Trust
------------------------------

Effective April 1, 2000, the Plan's investments were transferred into the Disney 401(k) Master Trust, which includes the assets of the Employee Profit Sharing Plan of ABC, Inc., the Disney Salaried Savings & Investment Plan, the ABC, Inc. Savings and Investment Plan, and the Disney Hourly Savings and Investment Plan, all of which are defined contribution plans sponsored by the Company. Each participating plan has a specific interest in the Disney 401(k) Master Trust. Assets of the Disney 401(k) Master Trust are allocated to the participating plans according to the elections of participants within each plan. At December 31, 2000, the Plan's interest in the net assets of the Disney 401(k) Master Trust was approximately 1.2%. Investment income of the Disney 401(k) Master Trust for the nine months ended December 31, 2000 was allocated based upon each Plan's interest within each of the investment funds held by the Disney 401(k) Master Trust.

                      GO.COM SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS
                                  (continued)


8.  Disney 401(k) Master Trust (continued)
------------------------------------------

Investments held by the Master Trust are as follows:

                                                   December 31, 2000
                                                  -------------------
Investments, at fair value:
   The Walt Disney Company Common Stock Fund           $  817,279
   The Go.com Stock Fund                                      791
   Shares of registered investment companies            1,210,143
   Participant loans                                       30,915
                                                    -------------
Total                                                  $2,059,128
                                                    =============


The investment income(loss) of the Master Trust is as follows:

                                                 For the nine months
                                               Ended December 31, 2000
                                               -----------------------
 Investment Income(Loss):
   Interest and dividends                              $ 101,848
   Net depreciation                                     (482,160)
                                                    ------------
Total                                                  $(380,312)
                                                    ============


The net (depreciation)/appreciation (including net realized gains/losses) in the fair value of the investments held by the Master Trust is as follows:

                                                 For the nine months
                                               Ended December 31, 2000
                                               -----------------------
Net (Depreciation)/Appreciation:
   The Walt Disney Company Common stock Fund           $(351,386)
   The Go.com Stock Fund                                  (1,463)
   Shares of registered investment companies            (129,311)
                                                    ------------
Total                                                  $(482,160)
                                                    ============


9.  Subsequent Events
---------------------

On March 20, 2001, investments in the Go.com Common Stock Fund were converted into shares of The Walt Disney Company Common Stock Fund.

On April 6, 2001, the Committee approved the termination of all participant and employer contributions to the Plan effective July 1, 2001. Participants will be eligible to participate in the Disney Salaried Savings and Investment Plan as of July 1, 2001.